Calculation of Filing Fee Tables
S-3
L3HARRIS TECHNOLOGIES, INC. /DE/
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	5.500% Notes due 2054	457(o)			$ 591,906,000.00	0.0001476	$ 87,365.33
Fees Previously Paid		Debt	5.050% Notes due 2029	457(o)			$ 748,327,500.00		$ 110,453.14
Fees Previously Paid		Debt	5.250% Notes due 2031	457(o)			$ 749,445,000.00		$ 110,618.09
Fees Previously Paid		Debt	5.350% Notes due 2034	457(o)			$ 749,025,000.00		$ 110,556.09
Fees Previously Paid		Debt	5.400% Notes due 2027	457(o)			$ 1,248,362,500.00		$ 137,569.55
Fees Previously Paid		Debt	5.400% Notes due 2033	457(o)			$ 1,498,395,000.00		$ 165,123.13
Fees Previously Paid		Debt	5.600% Notes due 2053	457(o)			$ 498,415,000.00		$ 54,925.33
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 6,083,876,000.00		$ 776,610.66
			Total Fees Previously Paid:						$ 689,245.33
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 87,365.33
Offering Note
[1]	The maximum aggregate offering price is based on a public offering price of 98.651% of the Registrant's $600,000,000 aggregate principal amount of 5.500% Notes due 2054.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $591,906,000.00. The prospectus is a final prospectus for the related offering.
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.